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                               QUANTUM CORPORATION

                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

1.     Quantum International, Inc., a California corporation

2.     Quantum International DISC Inc., a California corporation

3.     Quantum Foreign Sales Corporation, a Barbados corporation

4.     Quantum GmbH, a German corporation

5.     Quantum Peripheral Products, Ltd., a United Kingdom corporation

6.     Quantum France SARL, a French corporation

7.     Quantum Asia Pacific Pte., Ltd., a Singapore corporation

8.     Quantum Peripherals Japan Corporation, a Japanese corporation

9.     Quantum Data Storage B.V., a Netherlands corporation

10.    Quantum Peripheral Products (Ireland), Ltd., an Ireland corporation

11.    Quantum Peripherals (Europe) S.A., a Swiss corporation

12.    Quantum Singapore Pte. Ltd., a Singapore corporation

13.    Quantum Korea Corporation, a Korean corporation

14.    Quantum Hong Kong, Ltd., a Hong Kong corporation

15.    Quantum Peripherals (Malaysia) Sdn. Bhd., a Malaysian corporation

16.    P.T. Quantum Peripherals Indonesia, an Indonesian corporation

17.    Quantum Japan Procurement Center, Inc., a Japanese corporation

18.    Quantum Storage (Malaysia) Sdn. Bhd., a Malaysian corporation

19.    Quantum Peripherals Colorado, Inc., a Delaware corporation